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                                                                    Exhibit 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                                                                                                Nine Months Ended
                                                                        Year Ended May 31,                        February 28,
                                                      ------------------------------------------------------   ------------------
                                                        1990       1991         1992        1993      1994       1994      1995
                                                      --------   --------    ---------    --------  --------   --------  -------
                                                                 (In thousands, except ratios)
Earnings:
  Income (loss) before income taxes. . . . . . . .    $218,423   $ 40,942    $(146,828)   $203,576  $378,462   $229,091  $369,101
  Add back:  Interest expense, net of
               capitalized interest. . . . . . . .     199,237    196,982      176,321     168,762   152,170    115,608   102,182
             Amortization of debt
               issuance costs. . . . . . . . . . .       2,989      1,634        2,570       4,906     2,860      2,174     1,939
             Portion of rent expense
               representative of
               interest factor . . . . . . . . . .     248,830    292,840      299,012     262,724   285,261    208,942   241,228
                                                      --------   --------    ---------    --------  --------   --------  --------

  Earnings as adjusted . . . . . . . . . . . . . .    $669,479   $532,398    $ 331,075    $639,968  $818,753   $555,815  $714,450
                                                      --------   --------    ---------    --------  --------   --------  --------
                                                      --------   --------    ---------    --------  --------   --------  --------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . . . . . . . . . .    $199,237   $196,982    $ 176,321    $168,762  $152,170   $115,608  $102,182
  Capitalized interest . . . . . . . . . . . . . .      16,986     35,442       26,603      31,256    29,738     23,094    18,499
  Amortization of debt issuance costs. . . . . . .       2,989      1,634        2,570       4,906     2,860      2,174     1,939
  Portion of rent expense
    representative of interest factor. . . . . . .     248,830    292,840      299,012     262,724   285,261    208,942   241,228
                                                      --------   --------    ---------    --------  --------   --------  --------

                                                      $468,042   $526,898    $ 504,506    $467,648  $470,029   $349,818  $363,848
                                                      --------   --------    ---------    --------  --------   --------  --------
                                                      --------   --------    ---------    --------  --------   --------  --------

  Ratio of Earnings to Fixed Charges . . . . . . .         1.4        1.0        (A)           1.4       1.7        1.6       2.0
                                                      --------   --------    ---------    --------  --------   --------  --------
                                                      --------   --------    ---------    --------  --------   --------  --------

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.
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